Exhibit 99.1
                                                                                       News Release Contact:  Mac McConnell
Senior Vice President, Finance
713-996-4700
www.dxpe.com

DXP ENTERPRISES ANNOUNCES FOURTH QUARTER AND YEAR END RESULTS
FOURTH QUARTER NET INCOME INCREASES 23.1%
FULL YEAR NET INCOME INCREASES 49.2%

Houston, TX, -- March 10, 2009 – DXP Enterprises, Inc. (NASDAQ: DXPE) today announced net income of $7.0 million for the fourth quarter ended December 31, 2008, with diluted earnings per share of $0.51 compared to net income of $5.7 million and diluted earnings per share of $.42 for the fourth quarter of 2007.  Sales increased 14.7% to $193.6 million from $168.8 million for the fourth quarter of last year.

For the year ended December 31, 2008, DXP reported net income of $25.9 million, with diluted earnings per share of $1.89 compared to net income of $17.3 million, with diluted earnings per share of $1.36 for 2007.  Sales increased 65.8% to $736.9 million for 2008 from $444.5 million for 2007.

David R. Little, Chairman and Chief Executive Officer remarked, “I would like to thank our stakeholders (associates, customers, suppliers and shareholders) for making 2008 a great year.  We celebrated our 100 year anniversary in 2008, we were No. 5 on Fortune Magazine’s 100 Fastest-Growing Companies and ranked #35 among the Top 100 Houston Companies.  These are nice accomplishments to reflect on.  Our goal today is to create opportunities caused by a contracting economy by gaining market share at the expense of our competitors.  We have great growth strategies, great people and great processes that allow us to execute at a higher level than before. It is easier to perform when times are good but I look forward to our ability to succeed in these challenging times”.

Mac McConnell, Senior Vice President and CFO, added, “I am very pleased that DXP’s working capital has increased approximately $37.6 million as of December 31, 2008 from December 31, 2007 and earnings before interest, income taxes, depreciation and amortization (“EBITDA”) for 2008 increased 59.7% compared to 2007. These measures have contributed to the $19.8 million increase to $37.0 of availability under our line of credit at December 31, 2008 compared to December 31, 2007. In connection with our goal of reducing debt, we reduced long-term debt during the fourth quarter by $5.6 million after spending approximately $4 million on acquisitions during the quarter.”

DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to MRO and OEM customers in virtually every industry since 1908. DXP provides innovative pumping solutions, supply chain services and MROP (maintenance, repair, operating and production) services that emphasize and utilize DXP’s vast product knowledge and technical expertise in pumps, bearings, power transmission, seals, hose, safety, fluid power, electrical and industrial supplies. DXP’s breadth of MROP products and service solutions allows DXP to be flexible and customer driven creating competitive advantages for our customers.

DXP’s innovative pumping solutions provide engineering, fabrication and technical design to meet the capital equipment needs of its global customer base. DXP provides solutions by utilizing manufacturer authorized equipment and certified personnel. Pump packages require MRO and OEM equipment such as pumps, motors and valves, and consumable products. DXP leverages its MROP inventories and technical knowledge to lower the total cost and maintain the quality of the pump package.

Precision Supply Chain Services, a DXP supply chain services program, allows a more efficient way to manage the customer’s supply chain needs for MROP products. The program allows the customer to transfer all or part of their supply chain needs to DXP, so the customer can focus on his core business. SmartSource effectively lowers costs by outsourcing purchasing, accounting, and on-site supply management to DXP, which reduces the duplication of effort by the customer and supplier. DXP’s broad range of first-tier products provides an efficient measurable solution to reduce cost and streamline procurement and sourcing operations.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes.  For more information, review the Company’s filings with the Securities and Exchange Commission.

DXP ENTERPRISES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Amounts)
	Years Ended December 31,
	2006	2007	2008
Sales	$ 279,820	$ 444,547	$ 736,883
Cost of sales	201,198	318,855	529,895
Gross profit	78,622	125,692	206,988
Selling, general and administrative expense	57,944	93,800	158,797
Operating income	20,678	31,892	48,191
Other income	651	349	223
Interest expense	(1,943)	(3,344)	(6,130)
Minority interest in loss of consolidated subsidiary	18	-	-
Income before provision for income taxes	19,404	28,897	42,284
Provision for income taxes	7,482	11,550	16,397
Net income	11,922	17,347	25,887
Preferred stock dividend	(90)	(90)	(90)
Net income attributable to common shareholders	$ 11,832	$ 17,257	$ 25,797

Per share and share amounts
Basic earnings per common share	$ 1.17	$ 1.47	$ 2.02
Common shares outstanding	10,126	11,698	12,739
Diluted earnings per share	$ 1.04	$ 1.36	$ 1.89
Common and common equivalent shares outstanding	11,464	12,782	13,716

UNAUDITED CALCULATION OF EBITDA* (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2008	2007	2008
Income before income taxes	$ 9,576	$ 11,349	$ 28,897	$42,284
Plus interest expense	1,734	2,115	3,344	6,130
Plus depreciation and amortization	2,464	3,826	4,962	10,992
EBITDA	$13,774	$ 17,290	$ 37,203	$59,406

*EBITDA – earnings before interest, taxes, depreciation and amortization